UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)*

InPoint Commercial Real Estate Income, Inc.

(Name of Issuer)

Class P Common Stock

(Title of Class of Securities)

45781T 106

(CUSIP Number)

July 20, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


  Rule 13d-1(b)

X Rule 13d-1(c)

  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's itial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



















CUSIP No. 45781T 106
13G
 Page 2 of 7






1.

NAMES OF REPORTING PERSONS

John Noto


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States



NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

74,945.957


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

74,945.957

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

74,945.957


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)



11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.3%


12.

TYPE OF REPORTING PERSON (see instructions)

IN





CUSIP No. 45781T 106
13G
 Page 3 of 7






1.

NAMES OF REPORTING PERSONS

Mildred Noto


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States



NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

74,945.957


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

74,945.957

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

74,945.957


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)



11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.3%


12.

TYPE OF REPORTING PERSON (see instructions)

IN















CUSIP No. 45781T 106
13G
 Page 4 of 7

Item 1.


(a)
Name of Issuer

InPoint Commercial Real Estate Income, Inc.




(b)
Address of Issuer's Principal Executive Offices

2901 Butterfield Road
Oak Brook, IL 60523



Item 2.


(a)
Name of Person Filing

This statement is being filed by John Noto and Mildred Noto, as joint tenants with rights of survivorship, as Reporting Persons.




(b)
Address or Principal Business Office or, if none, residence

15 Oakhill Drive
Rocky Point, NY 11778




(c)
Citizenship

United States




(d)
Title of Class of Securities

Class P Common Stock




(e)
CUSIP Number

45781T 106





CUSIP No. 45781T 106
13G
 Page 5 of 7

Item 3.  If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:


(a)

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);





(b)

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);





(c)

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);





(d)

Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);





(e)

An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);





(f)

An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);





(g)

A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);





(h)

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i)

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


(j)

A non-U.S. institution in accordance with ?240.13d-1(b)(1)(ii)(J);


(k)

Group, in accordance with ?240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ___

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:  74,945.957






(b)

Percent of class:  9.3%






(c)

Number of shares as to which the person has:








(i)
Sole power to vote or to direct the vote:  0








(ii)
Shared power to vote or to direct the vote:  74,945.957








(iii)
Sole power to dispose or to direct the disposition of:  0








(iv)
Shared power to dispose or to direct the disposition of:  74,945.957


CUSIP No. 45781T 106
13G
 Page 6 of 7

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.























CUSIP No. 45781T 106
13G
 Page 7 of 7

SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 26, 2017

	/s/ John Noto


John Noto



July 26, 2017

	/s/ Mildred Noto


Mildred Noto